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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Motorola, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Motorola, Inc. of our reports dated March 17, 2000, with respect to the consolidated balance sheets of Motorola, Inc. and subsidiaries, as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in or are incorporated by reference in the Form 8-K of Motorola, Inc. dated March 23, 2000, amended on March 24, 2000, June 2, 2000, and November 7, 2000 and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP

Chicago, Illinois
January 12, 2001